UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 12, 2010

REGENCY ENERGY PARTNERS LP
(Exact name of Registrant as specified in its charter)

Delaware	000-51757	16-1731691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2001 Bryan Street, Suite 3700
Dallas, Texas 75201
(Address of principal executive offices, including zip code)

(214) 750-1771
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

On November 12, 2010, Regency Energy Partners LP (the “Partnership”) and its wholly owned subsidiary, Regency Energy Finance Corp. (“Regency Finance” and, together with the Partnership, the “Regency Entities”), announced the completion of their cash tender offer (the “Tender Offer”), which expired at 8:00 a.m., New York time, on November 10, 2010 (the “Expiration Date”), for any and all of their 8 3/8% Senior Notes due 2013 (the “Notes”).

The Regency Entities previously announced on October 27, 2010 that they accepted for purchase and payment $271,116,000 in aggregate principal amount of Notes which were validly tendered and not withdrawn prior to the early consent deadline on October 26, 2010, representing approximately 75.8% of the outstanding aggregate principal amount of the Notes.  On November 12, 2010, the Regency Entities accepted for purchase an additional $130,000 in aggregate principal amount of Notes, resulting in a total of $271,246,000 in aggregate principal amount of Notes validly tendered and not withdrawn pursuant to the Tender Offer, or approximately 75.9% of the total Notes outstanding at the time the Tender Offer was commenced.  The Regency Entities have instructed Wells Fargo Bank, National Association, as trustee under the indenture governing the Notes, dated December 12, 2006 (as supplemented to date, the “Indenture”), to redeem on December 15, 2010 (the “Redemption Date”) the Notes that remain outstanding at a price equal to 104.188% plus accrued and unpaid interest to, but not including, the Redemption Date, in accordance with the provisions of the Indenture.

A copy of the press release announcing the closing of the Tender Offer for the Notes is set forth in Exhibit 99.1 and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(a)-(c)	Not applicable.
(d)	Exhibits.

Exhibit Number	Description
Exhibit 99.1	Regency Energy Partners LP press release dated November 12, 2010 announcing the closing of the Tender Offer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regency Energy Partners LP
By: Regency GP LP, its general partner
By: Regency GP LLC, its general partner
By: /s/ Byron R. Kelley
Date: November 12, 2010	Byron R. Kelley President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of the Exhibit
99.1	Press Release dated November 12, 2010